April 2, 2019

TO:
All Stockholders
(Addressed Individually)

SUBJECT:
Report from the President

At the Bank

Reflecting on a Record Year for the Federal Home Loan Bank System

Across the nation, nearly 80 percent of U.S. lending institutions are members of a Federal Home Loan Bank. With nearly 6,900 members, this vast membership spans institutions with different asset sizes, different business models and different areas of focus. But all are bound by a shared commitment to the communities they serve, and the local knowledge to recognize and act on the needs of these communities. Access to our funding helps these local lenders meet these needs, and each Federal Home Loan Bank strives to be a reliable funding partner for its members. As reflected in the System’s 2018 Combined Financial Report – which was issued by the Office of Finance on March 27 – the Federal Home Loan Banks remained a strong partner for their members last year. In 2018, each of the Federal Home Loan Banks were profitable, and the System overall posted net income of more than $3.6 billion – a record for the System. Most importantly, the Federal Home Loan Bank System closed 2018 with nearly $730 billion in advances. Through our members, Federal Home Loan Bank liquidity is able to access virtually every community across the nation. As GSE reform continues to gain traction in Washington, it is vital that any reform efforts recognize the importance of the Federal Home Loan Banks and do not impede our ability to continue to serve as a trusted partner to our members.

FHLBNY 2019 Member Symposium

The FHLBNY finished the year with the third-highest amounts of both advances and assets in the System, our ratio of advances-to-assets was the second-highest, and our Return on Equity led the other Federal Home Loan Banks. It is our focus on members that drove our performance in 2018, and it is this focus that continues to shape our approach this year. To that end, we are excited to host our 2019 Member Symposium, Strategies for Success: Are You Mission-Ready?, to be held at the Metropolitan Club of New York on Wednesday, April 17. The Member Symposium will feature expert speakers that will provide our members with strategies to navigate the current market and position themselves for future success. Registration for the 2019 Member Symposium runs through April 10, and I highly recommend all of our members to attend the event.

At the FHLBNY, our mission is simple: to advance housing opportunity and local community development by supporting members in serving their markets. Each and every day, we are ready to meet this mission.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.